SECOND AMENDMENT TO CREDIT AGREEMENT

This Second Amendment to Credit Agreement, dated as of August 2, 1996, by and among Ameriwood Industries International Corporation, a Michigan corporation (the "Company"), Harris Trust and Savings Bank in its capacity as agent for the Banks (the "Agent") and the Banks. Terms which are defined in the Credit Agreement (as hereinafter defined) shall have the same meaning herein as defined in the Credit Agreement except to the extent that such definitions are amended by this Amendment.

Witnesseth that:
Whereas, the Company, the Banks and the Agent are party to that certain Credit Agreement dated as of January 13, 1995 and that certain First Amendment to Credit Agreement and Waiver dated as of February 27, 1996 (together with all exhibits, schedules, attachments and appendices thereto, the "Credit Agreement");

Whereas, the Company has requested that the Credit Agreement be amended to, among other things, modify certain covenants and other provisions of the Credit Agreement and the Banks and the Agent are agreeable to such request;

Now Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Banks and the Company hereby agree as follows:

1.  Amendments

(i) The phrase "10:00 a.m." appearing in Section 1.2 of the Credit Agreement is hereby deleted and replaced by the following:

"1:00 p.m."

(ii) The definition of "LIBOR Margin" appearing in Section 2.1(c) of the Credit Agreement is hereby amended in its entirety to be and to read as follows:

"LIBOR Margin" shall mean, upon receipt of the financial statements and the compliance certificate called for by Section 8.5(a)(ii) hereof for the quarter ended June 30, 1996, the rate provided in Section 2.10 hereof.

(iii) The definition of "Bank" or "Banks" appearing in Section 5 of the Credit Agreement is hereby amended in its entirety to be and to read as follows:

"Bank" or "Banks" shall mean Harris Trust and Savings Bank.

(iv) The definition of "Required Banks" appearing in Section 5 of the Credit Agreement is hereby amended in its entirety to be and to read as follows:

"Required Banks" shall mean the Banks holding 66-2/3% or more of the outstanding principal amount of the Notes. If no Loans are then outstanding, the percentages referred to in this definition for determining "Required Banks" shall refer to Banks with such percentage or more of the Commitments.

(v) The definition of "Termination Date" appearing in Section 5 of the Credit Agreement is hereby amended in its entirety to be and to read as follows:

"Termination Date" shall mean July 15, 1999, as the same may be extended pursuant to Section 11.14 hereof or such earlier date on which the Commitment of the Banks expires pursuant to the terms of Sections 3.5, 9.2 or 9.3 hereof.

(vi) Section 8.8 of the Credit Agreement is hereby amended in its entirety to be and to read as follows:

Section 8.8.  Funds from Operations to Indebtedness for Borrowed
Money. As of the fiscal quarters ending on March 31, 1996 and June 30, 1996 the Company shall have a ratio for the period of four calendar quarters then ending of Funds from Operations to Indebtedness for Borrowed Money as of such day of not less than .20 to 1.0, as of the fiscal quarter ending on September 30, 1996 the Company shall have a ratio for the period of four calendar quarters then ending of Funds from Operations to Indebtedness for Borrowed Money as of such day of not less than .30 to 1.0 and as of the last day of each calendar quarter thereafter the Company shall have a ratio for the period of four calendar quarters then ending of Funds from Operations to Indebtedness for Borrowed Money as of such day of not less than .40 to 1.0.

(vii) The phrase "each anniversary date of the date hereof" appearing in Section 11.14 of the Credit Agreement is hereby deleted and replaced by the following:

"each anniversary of the date of that certain Second Amendment to Credit Agreement dated as of August 2, 1996 between the Company and Harris Trust and Savings Bank in its capacity as agent for the Banks and the Banks"

2.  Miscellaneous

Except as expressly amended hereby, the Credit Agreement and all other documents executed in connection therewith shall remain in full force and effect in accordance with their respective terms. The Credit Agreement, as amended hereby, and all rights and powers created thereby and thereunder or under such other documents are in all respects ratified and confirmed. From and after the date hereof, the Credit Agreement shall be deemed to be amended and modified as herein provided, but, except as so amended and modified, the Credit Agreement shall continue in full force and effect in accordance with its terms and the Credit Agreement and this Amendment shall be read, taken and construed as one and the same instrument. On and after the date hereof the term "Agreement" as used in the Credit Agreement and all other references to the Credit Agreement in the Credit Agreement, the other documents executed in connection therewith and/or herewith or any other instrument, document or writing executed by the Company or any other person or furnished to the Agent or the Banks by the Company, or any other person in connection herewith or therewith shall mean the Credit Agreement as hereby amended.

On and as of the date hereof, the Company represents and warrants to the Banks that:

(a) its representations and warranties contained in this Amendment and the Credit Agreement are true and correct in all material respects, in each case as though made on and as of such date, except to the extent such representations and warranties relate solely to an earlier date (and then as of such earlier date); and

(b) no Potential Default or Event of Default has occurred and is continuing or would result from the execution and delivery of this Amendment or any other document arising in connection with or pursuant to this Amendment; and

(c) the Company is, and will be, in full compliance with all of the material terms, conditions and all other provisions of this Amendment and the Credit Agreement; and

(d) this Amendment has been duly authorized, executed and delivered on its behalf, and both the Credit Agreement, both before being amended and supplemented hereby and as amended and supplemented hereby, and this Amendment constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, except to the extent that a remedy or default may be determined by a court of competent jurisdiction to constitute a penalty and except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights or by general principles of equity.

This Amendment may be signed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Except as otherwise specified herein, this Amendment embodies the entire agreement and understanding between the Company, the Agent and the Banks with respect to the subject matter hereof and supersedes all prior agreements, consents and understandings relating to such subject matter.

This Amendment shall be binding upon and inure to the benefit of the Agent and the Banks and their successors and assigns and the Company and its permitted successors and assigns.

This Amendment shall be construed in accordance with, and governed by, the internal laws of the State of Illinois without regard to principles of conflict of law.

In witness whereof, the Company, the Agent and the Banks have caused this Amendment to be duly executed as of the date first hereinabove written.


(Corporate Seal)                    Ameriwood Industries International Corp.
                                    By /s/ Charles R. Foley
                                    ------------------------
                                    Its President

Attest:
/s/ Craig G. Wassenaar
- ----------------------
Its Secretary

                                    Harris Trust and Savings Bank,
                                      individually and as Agent
                                    By /s/ Peter Krawchuk
                                    ---------------------
                                    Its Vice President


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This Note is issued in substitution and replacement for, and evidences in part the indebtedness previously evidenced by, that certain Revolving Credit Note of the Company dated January 13, 1995 payable to the order of the Bank in the face principal amount of $10,000,000

                     AMERIWOOD INDUSTRIES INTERNATIONAL CORPORATION
                                REVOLVING CREDIT NOTE


Chicago, Illinois
$15,000,000
August 2, 1996

On the Termination Date, for value received, the undersigned, Ameriwood Industries International Corporation, a Michigan corporation (the "Company"), promises to pay to the order of Harris Trust and Savings Bank (the "Bank"), at the principal office of the Agent in Chicago, Illinois, the principal sum of (i) Fifteen Million Dollars ($15,000,000), or (ii) such lesser amount as may at the time of the maturity hereof, whether by acceleration or otherwise, be the aggregate unpaid principal amount of all loans owing from the Company to the Bank under the Revolving Credit provided for in the Credit Agreement hereinafter mentioned.

This Note evidences indebtedness loans constituting part of the "Domestic Rate Portion" and "LIBOR Portions" as such terms are defined in that certain Credit Agreement dated as of January 13, 1995 by and between the Company, Harris Trust and Savings Bank individually and as Agent and certain other banks which may from time to time become parties thereto (such Credit Agreement as the same may from time to time be amended being hereinafter referred to as the "Credit Agreement") made and to be made to the Company by the Bank under the Revolving Credit provided for under the Credit Agreement and the Company hereby promises to pay interest at the office specified above on each loan evidenced hereby at the rates and times specified therefor in the Credit Agreement.

Each loan made under the Revolving Credit provided for in the Credit Agreement by the Bank to the Company against this Note, any repayment of principal hereon, the principal balance from time to time outstanding, the status of each such loan from time to time as part of the Domestic Rate Portion or a LIBOR Portion and the interest rates and interest periods applicable thereto shall be endorsed by the holder hereof on the reverse side of this Note or recorded on the books and records of the holder hereof (provided that such entries shall be endorsed on the reverse side hereof prior to any negotiation hereof) and the Company agrees that in any action or proceeding instituted to collect or enforce collection of this Note, the entries so endorsed on the reverse side hereof or recorded on the books and records of the Bank shall be prima facie evidence of the unpaid balance of this Note and the status of each loan from time to time as part of the Domestic Rate Portion or a LIBOR Portion and the interest rates and interest periods applicable thereto; provided, however, that the failure of the Bank to record any of the foregoing shall not limit or otherwise affect the obligation of the Company to repay all Portions created or effected by conversion under the Revolving Credit together with accrued interest thereon.

This Note is one of the Notes referred to in and issued under the issued Credit Agreement and this Note and the holder hereof are entitled to all of the benefits provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note without definition shall have the same meaning as such terms have in the Credit Agreement. This Note may be declared to be, or be and become, due prior to its expressed maturity upon the occurrence of an Event of Default specified in the Credit Agreement, voluntary prepayments may be made hereon, and certain prepayments are required to be made hereon, all in the events, on the terms and with the effects provided in the Credit Agreement.

This Note shall be construed in accordance with, and governed by, the internal laws of the State of Illinois without regard to principles of conflict of law.

The Company hereby waives presentment for payment and demand, protest and notice of any kind whatsoever.

                                    Ameriwood Industries International
Corporation
                                    By /s/ Charles R. Foley
                                    ------------------------
                                    Its President